Exhibit 99.1

P R E S S A N N O U N C E M E N T

Press Contact:	Investor Contact:
Erica Burns	Brian Flanagan
Progress Software	Progress Software
+1 888 365 2779 (x3135)	+1 781 280 4817
erica.burns@progress.com	flanagan@progress.com

Progress Streamlines Operations by Enhancing Business Integration and Collaboration to Capitalize on Expanding Market Opportunities

BEDFORD, MA, October 1, 2015 — Progress (NASDAQ: PRGS), today announced it is making changes to its operations to enhance integration and collaboration across its product divisions in order to address expanding market opportunities around customer experiences and to further advance its growth strategy.

This announcement follows the appointment of Jerry Rulli to the position of Chief Operating Officer in July. Today’s changes are designed to align the company’s operations around a cohesive, audience-centered approach and a strategic product management organization. To that end, Michael Benedict, previously President of the Data Connectivity and Integration Business Unit, has been appointed Chief Product Officer (CPO), effective immediately and will report into Rulli.

In his new role, Benedict is responsible for product marketing and product management across the Progress Application Development and Deployment, Data Connectivity and Integration, and OpenEdge Business Units. Benedict will work with product teams across the company to define its product roadmap, establish go-to-market initiatives and ensure seamless integration across its product portfolio toward delivering an optimal, cohesive customer experience. Progress will retain its business unit focus within the CPO organization, continuing to have dedicated product teams for each business unit, each under the leadership of a general manager reporting directly to Benedict.

“During the past year, Michael and his team have achieved solid growth in our Data Connectivity business. He is an exceptionally-driven leader with a comprehensive understanding of customer needs and opportunities,” said Rulli. “We couldn’t be more pleased with Michael’s appointment to CPO. He will instill a collective vision to help take Progress to the next level and create a foundation that enables us to drive innovation in unique and thought-provoking ways, long into the future.”

In order to ensure tighter integration between the company’s product management, marketing and development functions, Progress also announced that corporate marketing, under the direction of Melissa Puls, Chief Marketing Officer, and engineering and development, under the direction of Rob Steward, Chief Product Development Officer, will report to Rulli, effective immediately. Progress’s sales resources will report directly into the company’s geographic regions under Rulli, while retaining the dedicated business unit sales teams for each of the products.

“Last year, we successfully organized our operations into three distinct business units, resulting in greater focus in our sales and go-to-market execution,” said Phil Pead, President and Chief Executive Officer. “The changes we are announcing today refine this structure, while maintaining our focus, and are designed to bring us even closer to our customers, ensuring tighter cross-collaboration between product management, product marketing, development and sales to deliver on our growth strategy.”

Progress expects to retain the segment reporting for its three business units.

About Progress

Progress (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Progress can be reached at www.progress.com or 1-781-280-4000.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

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